Exhibit 99.1

For Immediate Release

Charah Solutions Announces Credit Agreement Amendment and Private Placement of Preferred Equity Providing Enhanced Liquidity and Flexibility

LOUISVILLE, KY (March 5, 2020) – Charah Solutions, Inc. (NYSE: CHRA) (the “Company”), a leading provider of environmental and maintenance services to the power generation industry, today announced that it has successfully reached an agreement with its lender group to amend its senior secured credit agreement (the “Credit Agreement”), which shall become effective upon satisfaction of certain closing conditions, including, without limitation, the receipt of proceeds from the issuance of Preferred Stock described below. Under the terms of the third amendment (the “Amendment”) to the Credit Agreement, which are more fully described below, the lenders agree to permanently waive the $40 million payment due on March 31, 2020, modify the terms on the existing financial covenants as described below, and remove the cap on the principal amount of the delayed draw term loan (the “DDTL”) that may be outstanding at any given time.

In conjunction with the signing of the Amendment to the Credit Agreement, the Company also announced that it has entered into an agreement with an investment fund affiliated with Bernhard Capital Partners Management, LP (“BCP”), the majority shareholder of the Company, to sell to BCP 26,000 shares of Series A Preferred Stock, par value $0.01 (the “Preferred Stock”) for approximately $25.2 million in a private placement (the “Preferred Stock Offering”).

Subject to receipt of required approvals and other customary conditions, the closing of the Preferred Stock Offering and the effectiveness of the Amendment are expected to occur on or about March 16, 2020. Proceeds from the Preferred Stock Offering will be used for liquidity and general corporate purposes.

“We are very pleased with this amendment to our credit agreement and the private placement of preferred stock, as it increases our financial flexibility, strengthens our balance sheet and positions us well to continue to partner with our customers to meet their operational and remediation needs while better enabling us to capitalize on the Company’s expanding market opportunities,” said Scott Sewell, President and Chief Executive Officer of Charah Solutions. “The commitment and support we have received from our banking partners and key shareholders demonstrate the confidence we share in Charah Solutions’ ability to execute on our strategic plan and deliver on our promises. We look forward to providing further details on these events and updates on our financial performance and other accomplishments during our upcoming fourth quarter earnings call.”

Credit Agreement Amendment

The Amendment will, among other things, permit the Company to issue the Preferred Stock. In addition, the Amendment waives the mandatory prepayment of $40,000,000 on or before March 31, 2020, and the required financial covenant ratios such that, after giving effect to the Amendment, the Company will not be required to comply with any financial covenants through December 30, 2020. After December 30, 2020, the Company will be required to comply with a maximum consolidated net leverage ratio of 6.50 to 1.00 from December 31, 2020 through March 30, 2021, decreasing to 6.00 to 1.00 from March 31, 2021 through December 30, 2021 and to 3.50 to 1.00 as of December 31, 2021 and thereafter. After giving effect to the Amendment, the Company will also be required to comply with a minimum fixed charge coverage ratio of 1.00 to 1.00 as of December 31, 2020, increasing to 1.20 to 1.00 as of March 31, 2021 and thereafter.

The maximum amount available to be borrowed pursuant to the DDTL commitment will increase from $15,000,000 to $25,000,000, subject to certain quarterly amortization payments. The Amendment will also include revisions to the restrictive covenants, including increasing the amount of indebtedness that the Company may incur in respect of certain capitalized leases from $50,000,000 to $75,000,000.

As consideration for the accommodations described above, the Company has agreed to make monthly amortization payments in respect of term loans beginning in April 2020, and to move the maturity date for all loans under the Credit Agreement to July 31, 2022. In addition, the Company will be required to maintain at least $10,000,000 of minimum liquidity, to be tested weekly, beginning in June 2020, and to comply with certain additional information and reporting requirements, including the delivery of rolling 13-week budgets. Further, the Amendment requires mandatory prepayments of revolving loans with any cash held by the Company in excess of $35,000,000 (which includes the amount of proceeds received in respect of the issuance of the Preferred Stock). The Company has also agreed to an increase of four percent (4%) to the interest rate applicable to the closing date term loan that will be compounded monthly and paid in kind by adding such portion to the outstanding principal amount.

The Amendment will become effective concurrently with the closing of the issuance of the Preferred Stock.

Series A Preferred Stock

The Preferred Stock will have an initial liquidation preference of $1,000 per share and will pay a dividend rate of 10% per annum in cash, or 13% if the Company elects to pay dividends in kind by accruing such dividends and adding them to the liquidation preference. The Company’s intention is to pay dividends in kind for the foreseeable future.

Following the three-month anniversary of the date of issuance, and subject to receipt of required regulatory approvals, the Preferred Stock may be converted at the option of the holder into shares of the Company’s common stock at a conversion price of $2.77 per share, which represents a 30% premium to the 20-day volume-weighted average price ended March 4, 2020. Following the third anniversary of the date of issuance, the Company may, subject to certain requirements, give notice to holders of the Company’s intent to mandatorily convert the Preferred Stock, and such holders will have the option to either agree to such conversion or force the Company to redeem the Preferred Stock for cash.

In connection with certain change of control transactions, the Company will be required to immediately make an offer to repurchase the Preferred Stock for cash in an amount equal to the greater of (i) the liquidation preference plus accrued and unpaid dividends (plus, a make-whole premium equal to the net present value of dividend payments through the third anniversary of the issue date, for any transaction occurring prior to such date, subject to certain limitations) and (ii) the amount each holder would be entitled to receive if the Preferred Stock were converted prior to such transaction. The Company will have the right to redeem all, but not less than all, the Preferred Stock starting on the third anniversary of the issue date at the greater of (i) the closing sale price multiplied by the number of shares of common stock issuable upon conversion and (ii) certain premiums to the liquidation preference that will decrease each year following the third anniversary of the issuance date.

Until conversion and subject to receipt of required regulatory approvals, the holders of the Preferred Stock will vote together with Company’s common stock on an as-converted basis and will also have rights to vote on certain matters impacting the Preferred Stock. Subject to receipt of required regulatory approvals, the holders of the Preferred Stock will have the right to either elect one member to Company’s board of directors or appoint one non-voting board observer.

The Special Committee of the Board of Directors of the Company negotiated and approved the terms of the Preferred Stock Offering. The Company also expects to receive approval from the holders of a majority of the outstanding common stock prior to the closing.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The shares of Preferred Stock to be sold in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state securities laws and, unless so registered may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

About Charah Solutions, Inc.

With 30 years of experience, Charah® Solutions, Inc. is a leading provider of environmental and maintenance services to the power generation industry, with operations in fossil fuel and nuclear power generation sites across the country. Based in Louisville, Kentucky, Charah Solutions assists utilities with all aspects of managing and recycling ash byproducts generated from the combustion of coal in the production of electricity as well as routine power plant maintenance and outage services for the fossil fuel and nuclear power generation industry. The Company also designs and implements solutions for ash pond management and closure, landfill construction, fly ash sales, and structural fill projects. Charah Solutions is the partner of choice for solving customers’ most complex environmental challenges, and as an industry leader in quality, safety, and compliance, the Company is committed to reducing greenhouse gas emissions for a cleaner energy future. For more information, please visit www.charah.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

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Investor Contact

Tony Semak

(502) 245-1353

ir@charah.com

Media Contact

Keaton Price

(502) 593-4692

media@charah.com